EXHIBIT 10.2

TOLL EXTRUSION FILM SALE AGREEMENT

This TOLL EXTRUSION FILM SALE AGREEMENT ("Agreement") is made and entered into as of the 1st day of June 2012 , by and between BioSolar, Inc. (BioSolar), and having its principal place of business at 27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387 and JPS Elastomerics Corp. dba Stevens Urethane (Stevens), and having its principal place of business at 412 Main Street, Easthampton, MA 01027 BioSolar and Stevens may be referred to individually as a "party" and collectively as the "parties."

RECITALS:

WHEREAS, Stevens is a manufacturer of a variety of polymeric/elastomeric film, sheet and tubing, that it promotes for uses in a variety of markets; and

WHEREAS, BioSolar is a developer of an single layer PV Back Sheet Film, that is thermally conductive, which it intends to promote for use in the Photovoltaic markets; and

WHEREAS, BioSolar is desirous of having Stevens toll extrude BioSolar’s proprietary PV back sheet formulation (PV resin) to be used in the Photovoltaic back sheet market, BioSolar will supply Stevens with its formulated PV resin whereupon Stevens will convert, produce, interleaf, and package the material extruded from BioSolar’s PV resin according to the specifications set forth in “Schedule A”, attached hereto and made a part hereof, given to Stevens from, and prepared and agreed to by BioSolar. The resulting quantities of the Product as measured in square feet shall be sold back to BioSolar at the agreed upon pricing and terms set forth in “Schedule C”, attached hereto and made a part hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Stevens and BioSolar hereby agree as follows:
1. DEFINITIONS.

As used in this Agreement, and in addition to terms previously defined, the following terms shall have the following respective meanings:

1.1 "PV Resin" means all of the resins, additives, and the like of BioSolar’s proprietary PV back sheet formulation supplied to Stevens and specified in “Schedule B”, attached hereto and made a part hereof,

1.2 "Packaging Materials" means all materials supplied by Stevens, which are used by Stevens to package the Product including, but not limited to, interleaf, labels, boxes, endplates, and pallets and which are not part of the materials supplied by BioSolar.

1.3 "Plant" or "Plants" means those portions of the plant and other facilities of Stevens which are to be utilized for the Preparation of the Product in accordance with the specifications set forth in Schedule A.

1.4 "Product" means the PV Back sheet film listed in Schedule A to be Prepared by Stevens and sold to BioSolar and meeting the specifications set forth in Schedule A attached hereto and made a part hereof, as such specifications may be changed from time to time by BioSolar, with Stevens’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

1.5 "Raw Materials" means the proprietary PV resin products listed in Schedule B to be supplied by BioSolar at no charge to Stevens which are required to be toll extruded by Stevens in order to prepare the Product. The Raw Materials shall meet the specifications set forth in Schedule B attached hereto and made a part hereof. As such specifications may be changed from time to time by BioSolar, with Stevens’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

1.6 “PV Back Sheet Film” The outermost polymeric film or laminate film structure that comprises the substrate layer of a PV module or device, Substrate being defined as located behind the solar cells.
2. SCOPE OF WORK.

2.1 (a) upon the terms of this agreement, and subject to the terms and conditions set forth in this Agreement, BioSolar agrees that it shall source 100% of its requirements for PV back sheet film Product from Stevens, and pay a mutually agreed upon toll extrusion service fee for Stevens for all such PV back sheet Product manufactured for BioSolar.

(b) BioSolar will provide Stevens with orders from time to time. These orders will be utilized by Stevens to prepare a film production schedule, which will be mutually agreed by the parties. Stevens will confirm the Product availability date within five (5) working days of receiving BioSolar’s orders. BioSolar agrees that no changes to the production schedule will be required of Stevens by BioSolar on less than twenty (20) days notice.

(c) BioSolar will provide Stevens monthly with a six (6) month rolling forecast of its total requirements for Product in square feet to allow efficient production scheduling and capacity utilization by Stevens. The total forecasted square feet in each of those months provided hereunder will be binding on either party in so far that:

(d)         For the term of this Agreement, Stevens shall make available at the Stevens Plant 100% of the extrusion capacity for the first month of any given rolling six month forecast supplied by BioSolar for the purpose of Planning and preparing hereunder of at least 100% of the first months forecasted demand in square feet (the "Commitment”)

(e)        And BioSolar shall commit to order in each month during the term of this Agreement, from Stevens, 100% of the first month’s “commitment” resulting from any given six month rolling forecast supplied by BioSolar to Stevens.

(f)        The maximum Commitment of Stevens for the duration of this contract shall be two million (2,000,000) square feet/month. Stevens agrees it will, upon one hundred and eighty (180) days notice from BioSolar, use its commercially reasonable best efforts to make greater production capacity available to meet BioSolar’s requirements. Should Stevens be unable to make the necessary production capacity available as requested by BioSolar, BioSolar will be released from their obligations under this agreement for that portion of BioSolar’s production requirements that exceeds the capacity which Stevens is able to commit.

(g)         In the event that in any given month, BioSolar's is unable to take delivery of 100% of net square feet of Product produced by Stevens against confirmed BioSolar orders, BioSolar shall have not greater than 30 days to take delivery of said product, at which time Stevens will have the right to invoice BioSolar for 100% of the Product at agreed upon standard terms outlined in this agreement, and assess BioSolar a storage charge of $16/packed pallet of Product per month. Storage charges shall be invoiced separately from Product and will be distinctly labeled as such on the invoice for Product.

(h)         Stevens shall provide all labor, machinery, equipment, Packaging Materials and other materials necessary or useful to prepare the Product and the cost of all such expenses are included in the Toll Manufacturing Charge component of Price, except as otherwise expressly provided in this Agreement, all costs, expenses, and taxes relating to the Preparation of Product under this Agreement shall be for the account of and paid when due by Stevens.

2.2 Stevens shall prepare the Product in accordance with the specifications set forth in Schedule A of this Agreement. The specifications set forth in Schedule A shall not be modified by Stevens without the express prior written consent of BioSolar. BioSolar will have the right to terminate the contract in case Stevens changes any of the specifications set forth in Schedule A without prior written consent of BioSolar.

2.3 Stevens will store all Raw Materials required to manufacture Product up to a maximum of 150% of the first three (3) months of the then current 6 month rolling forecast at no charge to BioSolar. Storage of additional products in excess of the quantities defined by the above calculation will be reimbursed by BioSolar at a rate of $16 / Skid of Raw Materials per full month.

2.4 BioSolar will deliver all Raw Materials to Stevens for preparing Product, freight paid to Stevens' plant. The Raw Materials shall conform to the specifications set forth in Schedule B. The specifications set forth in Schedule B shall not be modified by BioSolar without the express prior written consent of Stevens. Stevens will have the right to not make the Product in the case BioSolar /changes any of the specifications set forth in Schedule B without prior written consent of Stevens, and Stevens will no longer be obligated to meet orders accepted for Product up to that point. BioSolar will supply Stevens with Raw Materials in volumes adequate to meet the mutually agreed Product production schedule, but no less than the quantity of materials required to fulfill then currently accepted BioSolar orders. BioSolar will confirm the Raw material availability date to Stevens within 48 hours of receiving back from Stevens, confirmation of BioSolar purchase orders.

2.4 (a) Stevens shall not be required to use Raw Materials which contain defects or which upon reasonable and customary visible inspection during manufacturing runs are not in conformity with the Raw Material specifications as set forth in Schedule B. Stevens shall have the right to return all such non-conforming or defective Raw Materials to BioSolar, freight paid by BioSolar, without further obligation to process those Raw Materials deemed defective, and Stevens will no longer be obligated to meet orders accepted for Product up to that point.

(b) In the event that Raw Materials are returned to BioSolar for reasons outlined in 2.4 and 2.4(a), it is the sole responsibility of BioSolar to obtain and supply to Stevens a replenishment of Raw Materials in order for Stevens to complete any orders for Product that remains unfinished. Until such time that BioSolar has supplied Stevens with replacement Raw Materials to replace materials deemed unusable under 2.4 and 2.4(a), Stevens is released from its obligation to produce and deliver any then currently accepted orders under this agreement.

2.5 Orders: Orders for Product may be submitted to Stevens from time to time by BioSolar. Stevens will ship all Product in accordance with the instructions supplied by BioSolar and the delivered Product shall conform to the specifications set forth in Schedule A.

3. TERM AND TERMINATION.

3.1 Term: This Agreement shall become effective on June 1, 2012 and will remain in effect until May 31, 2015 (the "Initial Term"), unless earlier terminated by either party giving the other party at least one hundred eighty (180) days notice for any reason, or earlier terminated under Section 3.2 of this Agreement. Otherwise, this Agreement will renew for successive one (1) year terms.

3.2Termination: Notwithstanding the provisions of Section 3.1 or Section 2.1(e), neither BioSolar nor Stevens may terminate this Agreement:

(a)	in an event of Force Majeure as provided in Section 7, if a party shall fail to observe or perform any provision of this Agreement to be observed or performed by it and if such failure shall continue for more than ninety (90) days after the other party gives written notice of such failure to the party, then the other party shall have the right (in addition to all other rights and remedies available hereunder or under applicable law) immediately to terminate this Agreement by giving written notice of such termination to the party; or

(b)	Following the dissolution or termination of the existence of the other party or cessation by the other party of its entire business for more than fifteen (15) days; or

(c)	if there is instituted by or against the other party any proceedings under any bankruptcy law, or under any other law for the relief of debtors now or hereafter existing, or a receiver is appointed for all or substantially all of the assets of the other party and such proceeding is not dismissed or such receiver is not discharged, as the case may be, within ninety (90) days thereafter; or

(d)	if the other party shall (i) become insolvent, (ii) generally fail to, or admit in writing its inability to, pay debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian; or

(e)	if a substantial portion of the assets or properties of the other party shall be seized or taken by order of a governmental or judicial authority, if any order of attachment, garnishment, or any other writ shall be issued against the other party or any of its assets, or if any other lawful creditor's remedy shall be asserted or exercised with respect thereof.

4. PRICING.

4.1 Pricing for Product: BioSolar agrees to pay to Stevens the agreed price per net square foot of Product under the pricing and payment terms specified in Schedule C for all Product produced by Stevens for BioSolar under this agreement that meet the applicable specifications therefore set forth in Schedule A

.

4.2 Provided BioSolar’s account remains in good standing with Stevens according to the payment terms set forth in Schedule C, no change in the Price and payment terms for Product shall be implemented by Stevens other than that identified in ScheduleC, throughout the term of this Agreement without the consent of BioSolar and agreed to by each party.

4.3 Invoices: (a) Stevens, at the time of each shipment of Product to BioSolar or its customer as designated by BioSolar, shall mail to BioSolar an invoice for the Product so delivered. Invoices shall be payable by BioSolar per the terms set forth in Schedule C upon shipment of the Product to BioSolar or BioSolar’s customers as designated by BioSolar.

(b) Invoices issued by Stevens shall contain the following information: BioSolar Purchase Order No., Stevens Sales Order ID No., Product Name, Product No. and Size, Shipment Date, Shipment Address, Quantity and unit price. Invoices shall be payable by BioSolar net sixty (60) days from invoice date.

5. TITLE AND RISK OF LOSS; INSURANCE.

5.1 Raw Materials Tide: Title to all Raw Materials provided by BioSolar pursuant to the terms and conditions of this Agreement shall remain with BioSolar until the Raw Materials have been processed by Stevens at the Stevens Plant, and thereafter title up to including the full value of that portion of the finished goods value which constitutes the full Raw Material value incorporated into finished Product shall remain with BioSolar, title up to and including the full value of that portion of the finished goods value which constitutes the toll extrusion service fee as outlined in Schedule C of this agreement shall remain with Stevens.

5.2 Product Title: Title to all Products manufactured by Stevens hereunder and all Packaging Materials used to package such Product shall remain with Stevens until the Product has been delivered by Stevens to a BioSolar approved carrier or until BioSolar has paid Stevens for such Product, whichever occurs first, and thereafter title to the Product and the Packaging Materials shall transfer to BioSolar.

5.3 Protection of Title: BioSolar shall convey title to the Raw Materials to Stevens free and clear of all claims, liens or encumbrances of any type.  Stevens shall convey title to the Product to BioSolar free and clear of all claims, liens or encumbrances of any type.

5.4 Risk of Loss. (a) Stevens shall have all risk of loss of and damage to Packaging Materials and Product hereunder until the Product has been delivered by Stevens to a BioSolar approved carrier, and thereafter the risk of loss thereof shall transfer to BioSolar.

(b) BioSolar shall have all risk of loss of and damage to Raw Materials hereunder until the Raw Materials have been delivered to Stevens at Stevens' Plant, and thereafter the risk of loss thereof shall transfer to Stevens.

6. WARRANTIES, LIMITATION OF LIABILITIES AND CLAIMS.

6.1 Stevens warrants that (a) the Product shall conform to the Specifications set forth in Schedule A, (b) the Product shall be free of packaging defects when delivered to a BioSolar--approved carrier, and (c) the Product will be Prepared in accordance with applicable Federal, State and local laws, rules, regulations and restrictions.

6.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOST PROFITS. OR BUSINESS OPPORTUNITIES OR DAMAGE TO REPUTATION.

6.3 STEVENS MAKES NO WARRANTY OR REPRESENTATION AS FOR THE SUITABILITY OF THE PRODUCT FOR ANY END USE BEYOND MANUFACTURING OF THE PRODUCT IN CONFORMITY WITH THE SPECIFICATIONS DETAILED IN SCHEDULE A.

7. FORCE MAJEURE.

7.1 Force Majeure. No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement (excluding any obligation for the payment of moneys due and owing under this Agreement) shall give rise to any claim by any party hereto against the other party hereto, or be deemed to be a default or breach of this Agreement, if the same shall be caused by or arise out of any event of Force Majeure (as defined below). For purposes of this Agreement, "Force Majeure" shall mean any war, declared or not, hostilities, any act of belligerence, blockade, revolution, insurrection, riot, terrorism, or public disorder, expropriation, requisition, confiscation, or nationalization, or export or import restrictions by any governmental authorities; closing of harbors, docks, canals, or other shipping or navigation facilities, raw materials shortage, rationing or allocation, not within the reasonable control of the party affected thereby, whether imposed by law, decree, or regulation by, or by compliance of industry at the insistence of, any governmental authority, or restraint by court order or order of public authority, or action or non-action by or inability to obtain the necessary authorizations or approvals from any governmental authority (provided any such action, nonaction, or inability was not caused by the party invoking the provisions of this Section 7); or fire, flood, earthquake, storm, lightening, tide (other than normal tides), tidal wave, perils of the sea, accidents of navigation, or breakdown or injury of vessels; accidents to harbors, docks, canals, or other shipping or navigation facilities, epidemic or quarantine, strikes or combination of workmen, or lockouts or other labor disturbances, or the failure or breakdown of facilities and/or equipment (whether or not resulting from any cause listed above); or any other event, matter, or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby.

7.2 Obligation to Diligently Cure Force Majeure. If either party shall rely on the occurrence of an event of Force Majeure as a basin for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall: (a) provide prompt written notice to the other party of the occurrence of the event or condition, giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts to continue to perform its obligations hereunder; (c) expeditiously take action to correct or cure the event or condition excusing performance; (d) exercise all reasonable efforts to mitigate or limit damages; and (e) provide prompt written notice to the other party of the cessation of the event or condition giving rise to its excusal from performance.

8. ASSIGNABILITY.

Neither party shall assign or otherwise transfer, by operation of law or otherwise, all or part of its rights under this Agreement or any amendment hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement and the assigning party shall continue to have responsibility for the performance of any accrued obligation which such party then has hereunder and shall guarantee the assignee's performance of its obligations to the other party under this Agreement following the assignment.
9. INDEMNIFICATION

9.1 EACH PARTY SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY HERETO FROM AND AGAINST ALL ALLEGED LIABILITY, LOSS, OR DAMAGE TO THIRD PARTIES RESULTING FROM THE INDEMNIFYING PARTY'S BREACH OF THIS AGREEMENT, OR FROM THE HANDLING, USE OR DISPOSAL OF OR EXPOSURE TO A PRODUCT, RAW MATERIAL OR MINOR RAW MATERIAL, AS RESPECTIVELY APPLICABLE, WHILE SUCH PRODUCT, RAW MATERIAL OR MINOR RAW MATERIAL, IS IN THE INDEMNIFYING PARTY'S POSSESSION OR CONTROL. THE INDEMNIFICATION PROVISIONS OF THIS PARAGRAPH ARE NOT INTENDED TO APPLY TO ANY WARRANTY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR PRODUCT PERFORMANCE CLAIM, DEMAND OR DAMAGE MADE OR SUFFERED BY ANY THIRD PARTY, WHICH WARRANTIES ARE SPECIFICALLY WAIVED. BIOSOLAR SHALL INDEMNIFY AND HOLD HARMLESS STEVENS FOR ANY AND ALL CLAIMS RELATED TO THE PRODUCT NOT CAUSED BY STEVENS NEGLIGENCE OR BREACH OF THIS CONTRACT.

10. GOVERNING LAW, WAIVER OF JURY TRIAL, AND JURISDICTION.

10.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

10.2 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.3 Jurisdiction. Stevens and BioSolar hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. Stevens and BioSolar hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

10.4 Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly between executives of each party who have authority to settle the controversy. If the executives cannot settle the dispute, either party may make a written demand for a formal dispute resolution and specify the scope of the dispute. Within 30 days after such written notification, the parties shall meet for 1 day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within 30 days after the 1-day mediation, either party may begin litigation proceedings.

10.5 Attorney Fees. In the event of any dispute under this Agreement, each party shall be liable for its own attorney's fees

11. GENERAL PROVISIONS.

11.1 Notices. All notices under this Agreement shall be in writing and shall be given in person, by facsimile transmission (receipt confirmed), by U.S. Mail (certified or registered, return receipt requested), or by reputable overnight courier. Notices shall be deemed to have been given and received and shall be effective when delivered in person or by facsimile transmission (receipt confirmed), or three (3) business days after deposited post paid in the U.S. Mail, or one (1) business day after delivered prepaid to a reputable overnight courier, in any event, addressed to the respective party at the following address or at such other address as such party may hereafter designate by notice to the other party:
If to Stevens, to:

James Coletta, President

Stevens Urethane

412 Main Street

Easthampton, MA 01027 Fax: 413-779-1259

jcoletta@stvure.com

If to BioSolar, to:

David Lee, Chief Executive Officer BioSolar Inc.

27936 Lost Canyon Road

Suite 202

Santa Clarita, CA 91387

11.2 Independent Contractor: Stevens is an independent contractor with respect to the Preparation and delivery of Product, and neither Stevens nor any person engaged or employed by Stevens shall for any purpose be or be deemed to be the employee, agent, or representative of BioSolar in the performance of this Agreement. Stevens shall have complete charge of its personnel engaged in the performance of this Agreement and shall perform all manufacturing services and related activities under this Agreement in accordance with its own methods and practices. Nothing herein shall be construed as creating a relationship of partnership, joint venture or principal and agent between the parties hereto.

11.3 No Third party Beneficiaries: This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

11.4 Counterparts: This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts and signatures transmitted by facsimile shall be valid as originals.

11.5 Severability: The provisions of this Agreement are severable. If for any reason any provision contained in this Agreement is held to be invalid, illegal, or otherwise void by a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected and shall continue in full force and effect.

11.6 Waivers and Amendment: Acceptance by either party of any performance less than required by this Agreement shall not be deemed to be a waiver of the rights of such party to enforce all of the terms and conditions hereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall any waiver constitute a continuing waiver. No amendments, modifications, alterations, or waivers of the terms of this Agreement shall be binding unless made in writing and executed by both of the parties hereto.

11.7 Standard Forms: To the degree that either or both of the parties hereto find it convenient to employ their standard forms of purchase order or acknowledgment of order in administering the terms of this Agreement, it or they may do so but none of the terms and conditions printed or otherwise appearing on such form shall be applicable except to the extent that it specifies information required to be furnished by either party hereunder. The terms proposed by any such form are specifically objected to and shall not be used as a basis for any contract.

11.8 Confidential Information: In connection with its performance under this Agreement, the parties and their personnel will have access, by visual, oral, and other means, to information regarding each other's customers, products, operations, processes, techniques, knowhow, technology, and other matters, (collectively, "Confidential Information"). The parties agree to the following: (a) the parties and their personnel will keep Confidential Information strictly confidential and will disclose the Confidential Information only to their respective personnel who need to have the Confidential Information in order to Prepare the Product under this Agreement, (b) neither party or its personnel will disclose any Confidential Information to any third person in any manner whatsoever, and (c) neither party or its personnel will use any Confidential Information for any purpose whatsoever other than performing its obligations hereunder. The foregoing restrictions shall not apply to any Confidential Information that becomes publicly known through no fault of a party or its personnel. This Section 11.8 shall survive any termination or expiration of this Agreement. Upon the termination or expiration of this Agreement or upon either party's written request, whichever occurs first, each party shall return to the other all of such other party's written Confidential Information obtained, and shall not retain any copies, abstracts, or reproductions, in whole or in part, including any portions of any analyses, compilations, studies, notes, or other documents prepared for internal use that reference or incorporate any Confidential, Information.

11.9 Interpretation: The headings contained in this Agreement or any Schedule hereto, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any such Schedule. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall have the respective meanings as defined in this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including," are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number (singular or plural) or any other gender (masculine, feminine, or neuter). The word "or" shall have inclusive meaning represented by the phrase "and/or." The term "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or combination thereof.

11.10 Entire Agreement: This Agreement, including all Schedules hereto, constitutes the full understanding of the parties, a complete allocation of risk between them, and a complete and exhaustive statement of the terms and conditions of their Agreement relating to the sale of Raw Materials and the Preparation of the Product hereunder and supersedes any and all prior agreements, whether written or oral, that may exist between the patties. Except as provided otherwise in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and executed by both of the parties hereto.

IN WITNESS WHEREOF, Stevens and BioSolar have duly executed this Agreement as of the day and year first above written.

ACCEPTED and AGREED as evidenced by the authorized signature below:

BioSolar, Inc. 27936 Lost Canyon Road Suite 202 Santa Clarita, CA 91387 USA	Stevens Urethane 412 Main Street Easthampton, MA 01027 USA

By: /s/ David Lee	By: /s/ James Coletta

Print: David Lee	James Coletta

Title: Chief Executive Officer	President

Date: May 22, 2012	May 21, 2012